EXHIBIT 4.1


55 Water Street, 45th Floor                               Frank A. Ciccotto, Jr.
New York, NY  10041                                            Managing Director
Tel. 212-438-4417                                            E-Business Services
Fax 212-438-7748
frank_ciccotto@standardandpoors.com

                                STANDARD & POOR'S
                     A Division of The McGraw Hill Companies



                                December 15, 2005

Van Kampen Funds Inc.
1221 Avenue of the Americas
New York, New York  10020

The Bank of New York
Unit Investment Trust Dept.
2 Hanson Place, 12th Floor
Brooklyn, New York 11217

                Re: Van Kampen Unit Trusts, Municipal Series 591
                  Investment Grade Municipals Trust, Series 59
             New Jersey Insured Municipals Income Trust, Series 158
            Pennsylvania Insured Municipals Income Trust, Series 305
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Gentlemen:

     We have examined Registration Statement File No. 333-129791 for the above mentioned trust. We hereby acknowledge that Standard & Poor's Securities Evaluations, Inc. is currently acting as the evaluator for the trust. We hereby consent to the use in the Registration Statement of the references to Standard & Poor's Securities Evaluations, Inc., as evaluator.

     In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolio are the ratings indicated in our KENNYBASE database as of the date of the evaluation report.

     You are hereby authorized to a file a copy of this letter with the Securities and Exchange Commission.

                                                              Sincerely,

                                                              Frank A Ciccotto
                                                              ----------------
                                                              Vice President